EXHIBIT 99.1

Donegal Group Inc. Announces Release Date for Second Quarter 2023 Results

MARIETTA, Pa., June 27, 2023 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) and (NASDAQ:DGICB) announced today that it plans to release its results for second quarter ended June 30, 2023 on Thursday, July 27, 2023, before the opening of regular trading on the NASDAQ Stock Market. The Company will provide a supplemental investor presentation in the Investors section of its website at investors.donegalgroup.com, concurrently with its earnings press release.

At approximately 8:30 am ET on Thursday, July 27, 2023, the Company will make available in the Investors section of its website a pre-recorded audio webcast featuring management commentary by Kevin Burke, President and Chief Executive Officer; Jeffrey Miller, Executive Vice President and Chief Financial Officer; and select members of the senior management team. A pre-recorded question and answer session will follow formal remarks by management. Questions for consideration should be submitted via e-mail to investors@donegalgroup.com by 5:00 pm ET on Thursday, July 20, 2023.

About Donegal Group Inc.

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries and affiliates offer commercial and personal property and casualty lines of insurance in 24 Mid-Atlantic, Midwestern, New England, Southern and Southwestern states. Donegal Mutual Insurance Company and its insurance subsidiaries conduct business together with the insurance subsidiaries of Donegal Group Inc. as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. The Company is focused on several primary strategies, including achieving sustained excellent financial performance, strategically modernizing its operations and processes to transform its business, capitalizing on opportunities to grow profitably and delivering a superior experience to its agents and customers.

Investor Relations Contact

Karin Daly
Vice President, The Equity Group Inc.
Phone: (212) 836-9623
E-mail: kdaly@equityny.com